Exhibit 99

Genesee & Wyoming Inc. Announces Variable Prepaid Forward Transaction

Greenwich, Conn., December 2, 2004 — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that Mortimer B. Fuller III, its Chairman and Chief Executive Officer, has entered into a Variable Prepaid Forward (VPF) transaction with Credit Suisse First Boston for 225,000 shares of the company’s stock. The VPF transaction is essentially a tax deferred forward sale of GWI shares with the retention of a portion of the future upside interest by Mr. Fuller if GWI’s stock price increases over the next three years.

Mr. Fuller chose a VPF transaction in order to demonstrate his continued confidence in the company. In addition, Mr. Fuller intends to use most of the net proceeds of the VPF transaction to exercise a third party option to acquire 595,605 shares of GWI Class B Common Stock.

The total number of shares Mr. Fuller covered by this transaction is 225,000. This amount represents approximately 11 percent of the total number of shares of the company’s stock beneficially owned by Mr. Fuller.

The transaction is being handled by Credit Suisse First Boston and a Form 144 is being filed with the SEC in compliance with Rule 144.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. The Company operates over 8,100 miles of owned and leased track and more than 3,000 additional miles under track access arrangements.

Source: Genesee & Wyoming Inc.
Contact: Adam B. Frankel, Senior Vice President, General Counsel and Secretary 203-629-3722

Web site: www.gwrr.com